Exhibit 10.15(d)
NOTICE OF OPTION AWARD
ROBINHOOD MARKETS, INC.
2021 OMNIBUS INCENTIVE PLAN
    Unless otherwise defined herein, capitalized terms used in this Notice of Option Award (this “Notice of Grant”) shall have the same meanings ascribed to them in the Robinhood Markets, Inc. 2021 Omnibus Incentive Plan (the “Plan”). All references to the “Platform” in this Notice of Grant or in the Option Agreement attached hereto as Annex A (the “Option Agreement”) shall be interpreted as the equity management software currently in use by the Company.
The Participant named below has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions set forth in the Plan, this Notice of Grant and the Option Agreement. The Option shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.
Participant Name:        See Platform

Address:        See Platform

Total Number of Shares:        See Platform

Exercise Price per Share:        See Platform

Type of Option:        See Platform

Grant Date:        See Platform

Vesting Commencement Date:    See Platform

Expiration Date:        The option shall expire at 1:00 p.m. pacific time on the seventh (7th) annual anniversary of the Grant Date.
Vesting: [Vesting schedule to be specified by the Administrator at time of grant] (each such date, a “Vesting Date”); provided that in each case the Participant remains continuously in active service with the Company or one of its Affiliates from the Grant Date through such Vesting Date. Employment or service for only a portion of a vesting period prior to a Vesting Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided below.
Certain Limitations on Incentive Stock Options: The Option is intended to be an Incentive Stock Option or a Nonstatutory Stock Option, as designated on the Platform. The Participant and the Company acknowledge and agree that the Exercise Price is equal to at least one hundred percent (100%) of the Fair Market Value per Share on the Grant Date; provided that, if the Option is designated as an Incentive Stock Option and granted to Participant who, on the Grant Date, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the Exercise Price is equal to at least one hundred and ten percent (110%) of the Fair Market Value per Share on the Grant Date. If the Option is designated as an Incentive Stock Option, it shall nevertheless be deemed to be a Nonstatutory Stock Option to the extent required by the $100,000 annual limitation under
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Section 422(d) of the Code or as otherwise required by Section 421 or 422 of the Code or Section 7(b) of the Plan.
Termination of Service and Post-Termination Exercise Period:
(a)Termination of Service due to Death or Disability. If, on or prior to an applicable Vesting Date, the Participant’s service with the Company and its Affiliates terminates (i) due to the Participant’s Disability or (ii) due to the Participant’s death, then the portion of the Option that would have otherwise become vested within two years following such termination shall vest in full as of the date of such termination. Notwithstanding the foregoing, the maximum value of Awards and other awards granted pursuant to the 2020 Plan, the Company’s 2013 Stock Plan or any future equity plans that may be adopted by the Company that become vested and exercisable in the event of a termination due to the Participant’s Disability or death will not exceed $10 million in the aggregate, as determined by the Administrator in its sole discretion. Any portion of the Option that vests pursuant to this clause (a) shall remain exercisable for the period set forth in clause (c) below. For the avoidance of doubt, this clause (a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s service for any reason.

(b)Other Termination of Service. If, prior to the final Vesting Date, the Participant’s service with the Company and its Affiliates terminates for any reason other than as set forth in clause (a) above (including any termination of service by the Participant for any reason, or by the Company and its Affiliates with or without Cause), then any unvested portion of the Option shall be cancelled immediately after such termination and the Participant shall not be entitled to exercise any such unvested portion of the Option or receive any payments with respect thereto.

A transfer of the Participant’s employment or service from one business group, including corporate groups, or Affiliate of the Company to another business group or Affiliate of the Company shall not be considered a termination of the Participant’s service with the Company and its Affiliates. The Participant’s service with the Company and its Affiliates shall be deemed to terminate as of the date the Participant is no longer actively providing services to the Company or any of its Affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Laws or the terms of the Participant’s employment or other service agreement, if any) and shall not, subject to Applicable Laws, be extended by any required notice period (e.g., garden leave).
(c)    Post-Termination Exercise Period. Unless otherwise determined by the Administrator, if the Participant’s service with the Company and its Affiliates terminates for any reason, the Participant (or the Participant’s designated beneficiary, as applicable) may exercise the Option to the extent vested and exercisable on the date of such termination within the following periods: (i) three months following a termination other than as a result of the Participant’s death or Disability; (ii) 12 months following a termination due to the Participant’s Disability (in the case of Options intended to be Incentive Stock Options, as defined in Section 22(e) of the Code); and (iii) 12 months following a termination due to the Participant’s death; provided, however, that, in no event shall the Option be exercisable after the Expiration Date.
(d)    No Notification of Exercise Periods. Participant is responsible for keeping track of these exercise periods following Participant’s termination of service for any reason. The Company will not provide further notice of such periods.
Leaves of Absence:
(a)     Vesting May be Paused during Leaves of Absence in Accordance with Company Policy. Subject to compliance with all Applicable Laws, as determined by the Administrator in
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its sole discretion, in the event the Participant takes a bona fide leave of absence that was approved by the Company or its applicable Affiliate in writing or to which the Participant is entitled by Applicable Laws (an “Authorized Leave”), each Vesting Date that has not occurred as of the commencement of the Authorized Leave shall be delayed if and to the extent provided in the Company’s leave of absence and equity vesting policy as in effect from time to time (the “LOA Vesting Policy”) or as otherwise approved by the Administrator, but not beyond the Expiration Date (and any portion of the Option (whether vested or unvested) that remains outstanding at the Expiration Date shall be automatically forfeited by the Participant). For the avoidance of doubt, the LOA Vesting Policy may provide that vesting continues for a fixed portion of the Authorized Leave and is paused for the remainder of the Authorized Leave (and the fixed portion of such Authorized Leave during which vesting continues may differ as between different types of leave). In addition, if the Option is designated as an Incentive Stock Option, it shall nevertheless be deemed to be a Nonstatutory Stock Option to the extent it is exercised more than three months after the Participant has been on an Authorized Leave for more than three months, unless the Participant’s right to reemployment following such Authorized Leave was provided for by Applicable Laws or contract.
(b)    Award Terminates at end of Authorized Leave unless Participant Returns to Work. Subject to the immediately preceding paragraph (a), for purposes of the Option, the Participant’s service shall not be deemed terminated while the Participant is on an Authorized Leave. However, the Participant’s service with the Company and its Affiliates shall be deemed to terminate at the end of such Authorized Leave unless the Participant promptly returns to active service. The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence).
Maximum Term: The term of this Option award ends on the Expiration Date, or such earlier date as provided in this Notice of Grant or the Option Agreement. For the avoidance of doubt, any portion of the Option (whether vested or unvested) that remains outstanding and unexercised after 1:00 p.m. pacific time on the Expiration Date shall be automatically forfeited by the Participant.
Market Standoff: The Participant agrees that in connection with any registered public offering of securities of the Company (an “Offering”), the Participant shall not sell or otherwise dispose of any Shares acquired under the Plan without the prior written consent of the Company or the underwriters managing such Offering, as applicable, for a period of time (not to exceed one-hundred eighty (180) days) following the pricing date of such Offering, as agreed to by the Company and such management underwriters (which restricted period may be extended in the event the Company issues an earnings release or material news or a material event relating to the Company occurs or announces that it will issue an earnings release, in each case, during the last seventeen (17) days of the restricted period), subject to all restrictions and exceptions as the Company and such managing underwriters may agree to for employee-stockholders generally. In order to enforce the foregoing, the Company shall have the right to impose, or direct any third party administering the Plan to impose, stop transfer instructions with respect to the Shares until the end of such restricted period.
Miscellaneous:
The Participant understands that this Notice of Grant is subject to the terms and conditions of both the Plan and the Option Agreement, each of which are incorporated herein by reference. The Participant has received and has had an opportunity to review the Plan, the Company’s most recent prospectus that describes the Plan, and the Option Agreement and agrees to be bound by all the terms and provisions of the Plan and the Option Agreement.
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By the Participant’s acceptance hereof (whether written, electronic or otherwise), the Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Option Agreement, this Notice of Grant, account statements, prospectuses, prospectus supplements, annual and quarterly reports, and all other communications and information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company. Furthermore, the Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the Option Agreement.

The Participant confirms acceptance of this award by clicking the “Accept” (or similar wording) button on the award acceptance screen of the Participant’s Plan account at www.ETRADE.com. If the Participant wishes to reject this award, the Participant must so notify the Company’s stock plan administrator in writing to stock-admin@robinhood.com no later than sixty (60) days after the Grant Date. If within such sixty (60) day period the Participant neither affirmatively accepts nor affirmatively rejects this award, the Participant will be deemed to have accepted this award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice of Grant, the Option Agreement, and the Plan.
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NOTICE OF OPTION AWARD
(FOR NON-EMPLOYEE DIRECTORS)
ROBINHOOD MARKETS, INC.
2021 OMNIBUS INCENTIVE PLAN
    Unless otherwise defined herein, capitalized terms used in this Notice of Restricted Stock Unit Award (this “Notice of Grant”) shall have the same meanings given to them in the Robinhood Markets, Inc. 2021 Omnibus Incentive Plan (the “Plan”). All references to the “Platform” in this Notice of Grant or in the Option Agreement attached hereto as Annex A (the “Option Agreement”) shall be interpreted as the equity management software currently in use by the Company.
The Participant named below has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions set forth in the Plan, this Notice of Grant and the Option Agreement. The Option shall be credited to a separate book-entry account maintained for the Participant on the books of the Company. For the avoidance of doubt, any references in the Option Agreement to an employer, an employment relationship or an employment agreement do not apply to the Participant and shall be interpreted accordingly.
Participant Name:        See Platform

Address:        See Platform

Total Number of Shares:        See Platform

Exercise Price per Share:        See Platform

Type of Option:        Nonstatutory Stock Option

Grant Date:        See Platform

Vesting Commencement Date:    See Platform

Expiration Date:        The option shall expire at 1:00 p.m. pacific time on the tenth (10th) annual anniversary of the Grant Date.
Vesting: [Vesting schedule to be specified by the Administrator at time of grant] (each such date, a “Vesting Date”); provided that in each case the Participant remains continuously in active service with the Company or one of its Affiliates from the Grant Date through such Vesting Date.
Termination of Service and Post-Termination Exercise Period: If, prior to the final Vesting Date, the Participant’s service with the Company and its Affiliates terminates for any reason, then any unvested portion of the Option shall be cancelled immediately after such termination and the Participant shall not be entitled to receive any payments with respect thereto. Service for only a portion of a vesting period prior to a Vesting Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided herein.
Unless otherwise determined by the Administrator, if the Participant’s service with the Company and its Affiliates terminates for any reason, the Participant (or the Participant’s designated beneficiary, as applicable) may exercise the Option to the extent vested and exercisable on the date of such termination within the following periods: (i) three months following a termination
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other than as a result of the Participant’s death or Disability; (ii) 12 months following a termination due to the Participant’s Disability; and (iii) 12 months following a termination due to the Participant’s death; provided, however, that, in no event shall the Option be exercisable after the Expiration Date.
Participant is responsible for keeping track of these exercise periods following Participant’s termination of service for any reason. The Company will not provide further notice of such periods.
Maximum Term: The term of this Option award ends on the Expiration Date, or such earlier date as provided in this Notice of Grant or the Option Agreement. For the avoidance of doubt, any portion of the Option (whether vested or unvested) that remains outstanding and unexercised after 1:00 p.m. pacific time on the Expiration Date shall be automatically forfeited by the Participant.
Change in Control: Notwithstanding any provision contained in this Notice of Grant, the Plan or the Option Agreement to the contrary, if, prior to the applicable Vesting Date, a Change in Control occurs, the Option, to the extent unvested, shall vest and become exercisable in full.
Market Standoff: The Participant agrees that in connection with any registered public offering of securities of the Company (an “Offering”), the Participant shall not sell or otherwise dispose of any Shares acquired under the Plan without the prior written consent of the Company or the underwriters managing such Offering, as applicable, for a period of time (not to exceed one-hundred eighty (180) days) following the pricing date of such Offering, as agreed to by the Company and such management underwriters (which restricted period may be extended in the event the Company issues an earnings release or material news or a material event relating to the Company occurs or announces that it will issue an earnings release, in each case, during the last seventeen (17) days of the restricted period), subject to all restrictions and exceptions as the Company and such managing underwriters may agree to for director-stockholders generally. In order to enforce the foregoing, the Company shall have the right to impose, or direct any third party administering the Plan to impose, stop transfer instructions with respect to the Shares until the end of such restricted period.
Miscellaneous:
The Participant understands that this Notice of Grant is subject to the terms and conditions of both the Plan and the Option Agreement, each of which are incorporated herein by reference. Participant has received and has had an opportunity to review the Plan, the Option Agreement, and the Company’s most recent prospectus that describes the Plan, and agrees to be bound by all the terms and provisions of the Plan and the Option Agreement.
By the Participant’s acceptance hereof (whether written, electronic or otherwise), the Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Option Agreement, this Notice of Grant, account statements or other communications or information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.

The Participant may confirm acceptance of this award by signing below or by clicking the “Accept” (or similar wording) button on the award acceptance screen of the Participant’s Plan account at www.ETRADE.com. If the Participant wishes to reject this award, the Participant must so notify the Company’s stock plan administrator in writing to
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stock-admin@robinhood.com no later than sixty (60) days after the Grant Date. If within such sixty (60) day period the Participant neither affirmatively accepts nor affirmatively rejects this award, the Participant will be deemed to have accepted this award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice of Grant, the Option Agreement, and the Plan.

PARTICIPANT	ROBINHOOD MARKETS, INC.
By: Name: Title:

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ANNEX A
OPTION AGREEMENT
ROBINHOOD MARKETS, INC.
2021 OMNIBUS INCENTIVE PLAN
The Participant has been granted an option to purchase Shares (the “Option”), subject to the terms, restrictions and conditions of the Robinhood Markets, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), the Notice of Option Award (the “Notice of Grant”) and this Option Agreement (this “Agreement”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meanings given to them in the Plan.

1.Exercise.

(a)Procedure for Exercise. The Participant (or the Participant’s representative, if applicable) may exercise the Option to the extent it is vested (for the purchase of whole Shares only) by (i) written or electronic notice, complying with the applicable procedures established by the Company, specifying the election to exercise the Option, the number of Shares for which it is being exercised and the form of payment and (ii) delivering payment, in a form permissible under Section 1(b), equal to the aggregate Exercise Price due for the number of Shares being acquired (together with any applicable withholding taxes determined under Section 2). In the event that the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise the Option.

(b)Payment of Exercise Price. The Participant authorizes the Company, the Employer and its Affiliates, or their respective agents, at their discretion, to satisfy payment of the aggregate Exercise Price by one or a combination of the following:

(i)withholding Shares that otherwise would be issued to the Participant when the Participant’s Option is exercised;

(ii)withholding from proceeds of the sale of Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iii)requiring the Participant to make a payment in cash or by check; or

(iv)any other method of withholding approved by the Company and to the extent required by Applicable Laws or the Plan, approved by the Administrator;

and in each case, under such rules as may be established by the Administrator and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable.

(c)Issuance of Shares. After satisfying all requirements for exercise of the Option (or any portion thereof), including satisfying the Participant’s withholding obligations in connection with the Tax-Related Items (as defined below), the Company shall cause to be issued (and evidenced in the books of the Company) the Shares for which the Option has been exercised. Such Shares shall be registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative. Until the issuance of the Shares has been entered into the books and records of the Company or a duly authorized transfer agent of the Company, no right to vote, receive dividends or any other right as a stockholder will exist with respect to such Shares.
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2.Taxes.

(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different and applicable, his or her employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or the underlying Shares, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends thereon; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, he or she acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

(b)Tax Withholding. In this regard, the Participant authorizes the Company, the Employer and its Affiliates, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with respect to all Tax-Related Items by one or a combination of the following:

(i)withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or its Affiliates;

(ii)withholding Shares that otherwise would be issued to the Participant when the Participant’s Option is exercised;

(iii)withholding from proceeds of the sale of Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iv)requiring the Participant to make a payment in cash or by check;

(v)reducing the amount of any cash otherwise payable to the Participant with respect to the Option; or

(vi)any other method of withholding approved by the Company and to the extent required by Applicable Laws or the Plan, approved by the Administrator;

and in each case, under such rules as may be established by the Administrator and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable.

The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for the Participant’s jurisdiction(s). If the maximum applicable rate for the
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Participant’s jurisdiction(s) is used in connection with the withholding methods described in (ii) or (iii) above, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares as described in (ii) above, for tax purposes, the Participant will be deemed to have received the full number of Shares, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the Tax-Related Items.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

3.Data Privacy Consent. The Participant hereby declares that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.

(a)Declaration of Consent. The Participant understands that he or she must review the following information about the processing of Personal Data by or on behalf of the Company or, if different, the Employer as described in this Agreement and any materials related to the Participant’s eligibility to participate in the Plan and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan, the Participant understands that the Company is the controller of his or her Personal Data.

(b)Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about the Participant for purposes of implementing, administering and managing the Plan. The Participant understands that this information may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all equity awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Personal Data”). The legal basis for the processing of the Participant’s Personal Data, where required, is the Participant’s consent.

(c)Stock Plan Administration Service Providers. The Participant understands that the Company transfers his or her Personal Data, or parts thereof, to E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (collectively, “E*Trade”), an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Participant’s Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for the Participant to receive and trade Shares acquired under the Plan and the Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.

(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade, are based in the U.S. If the Participant is located outside the U.S., the Participant’s country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is the Participant’s consent.
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(e)Data Retention. The Company will process the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, the Participant understands that the Company will remove it from its systems.

(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that any participation in the Plan and the Participant’s consent are purely voluntary. The Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws his or her consent, the Company cannot offer participation in the Plan or grant equity awards to the Participant or administer or maintain such awards, and the Participant will not be eligible to participate in the Plan. The Participant further understands that denial or withdrawal of his or her consent would not affect the Participant’s employment or other service relationship and that the Participant would merely forfeit the opportunities associated with the Plan.

(g)Data Subject Rights. The Participant understands that data subject rights regarding the processing of personal data vary depending on Applicable Laws and that, depending on where the Participant is based and subject to the conditions set out in the Applicable Laws, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and (vi) request portability of the Participant’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment or other service relationship and is carried out by automated means. In case of concerns, the Participant also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights, the Participant understands he or she should contact his or her local human resources representative.

4.Rights as a Stockholder. The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares subject to the Option unless, until and to the extent that (a) the Company shall have issued and delivered to the Participant the Shares subject to the exercised Option and (b) the Participant’s name shall have been entered as a stockholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (a) and (b) of the preceding sentence to occur promptly following satisfaction of all requirements for exercise as contemplated by Section 1, subject to compliance with Applicable Laws.

5.Incorporation by Reference, Etc. The provisions of the Plan and the Notice of Grant are hereby incorporated herein by reference. Except as otherwise expressly set forth herein or in the Notice of Grant, this Agreement and the Notice of Grant shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations
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promulgated by the Administrator from time to time pursuant to the Plan. The Administrator shall have final authority to interpret and construe the Plan, the Notice of Grant and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. Without limiting the foregoing, the Participant acknowledges that the Option and any Shares acquired upon exercise of the Option are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of Shares subject to the Option, the Exercise Price and any Shares acquired upon exercise of the Option.

6.Compliance with Applicable Laws. The granting, vesting and exercise of the Option, and any other obligations of the Company under this Agreement, shall be subject to all Applicable Laws as may be required. The Administrator shall have the right to impose such restrictions on the Option as it deems reasonably necessary or advisable under applicable Federal or non-U.S. securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky, state securities or non-U.S. exchange control or other laws applicable to such Shares. It is expressly understood that the Administrator is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Administrator or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law (and any other Applicable Laws) in exercising his or her rights under this Agreement.

7.Nature of Grant. By accepting the Option and participating in the Plan, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(c)all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

(d)the Option grant and the Participant’s participation in the Plan shall not create a right to an employment or other service relationship with the Company;

(e)the Participant is voluntarily participating in the Plan;

(f)the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)unless otherwise agreed with the Company in writing, the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;

(h)the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
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(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Participant’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of his or her employment or other service agreement, if any), or pursuant to Section 8 of this Agreement; and

(k)neither the Company, the Employer nor any other Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

8.Clawback. The Option and/or the Shares acquired upon exercise of the Option shall be subject (including on a retroactive basis) to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by the Clawback Policy or Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

9.Miscellaneous.

(a)Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Additionally, the Company may require (in its sole discretion) that any Shares acquired upon exercise of the Option shall be held at a brokerage firm or on a brokerage platform specified by the Company until such Shares are disposed of by the Participant or such earlier date determined by the Company.

(b)Amendment. The Administrator at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)Waiver. Any right of the Company or its Affiliates contained in this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)General Assets. All amounts credited in respect of the Option to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally
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recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)if to the Company, to:
Robinhood Markets, Inc.
85 Willow Road
Menlo Park, California 94025
United States of America
Attention: Stock Plan Administrator

(ii)if to the Participant, to the Participant’s home address on file with the Company. Notices may also be delivered to the Participant through the Company’s inter-office or electronic mail system, at any time he or she is employed by or providing services to the Company or any of its Affiliates.
All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)No Rights to Continued Service. Nothing contained in this Agreement will confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any of its Affiliates) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(h)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(i)Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(j)Country-Specific Appendix. Notwithstanding any provisions in this Agreement, to the extent applicable, the Option grant shall be subject to any additional terms and conditions set forth in any appendix to this Agreement applicable to the Participant’s country. Moreover, if the Participant relocates to a country outside the United States, additional terms and conditions for such country may apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. In such event, the appendix shall constitute part of this Agreement.
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(k)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)Insider Trading/Market Abuse. The Participant acknowledges that, depending on the applicable jurisdictions, including the United States and the Participant’s jurisdiction, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options, restricted stock units) or rights linked to the value of Shares (e.g., phantom awards, futures, Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow Service Providers. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.

(m)Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant have certain foreign asset/account and/or tax reporting requirements that may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or Dividend Equivalents or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country of residence. The Participant’s country may require that the Participant report such accounts, assets or transactions to the applicable authorities in his or her country. The Participant also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

(n)Fractional Shares. In lieu of issuing a fraction of a Share, if applicable, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(o)Beneficiary. To the extent permitted by the Administrator, the Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no beneficiary is designated (or permitted to be designated), if the designation is ineffective, or if the beneficiary dies before the balance of the Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, the Participant’s beneficiary shall be determined under applicable state (or other) law if such state (or other) law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section 9(o).

(p)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company or any of its Affiliates and their successors and assigns, and of the
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Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(q)Limitation of Liability. The Participant agrees that any liability of the officers, the Committee, the Board and the Administrator to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

(r)Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(s)Signature and Acceptance. This Agreement shall be deemed to have been accepted and signed by the Participant and the Company as of the Grant Date upon the Participant’s acceptance of the Notice of Grant (including online acceptance or deemed acceptance as set forth in the Notice of Grant).

(t)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
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